Exhibit 12

Principal Financial Group, Inc.

Computation of Earnings to Fixed Charges Ratio

The ratio of earnings to fixed charges is a measure of our ability to cover fixed costs with current period earnings. A high ratio indicates that earnings are sufficiently covering committed expenses. The following table sets forth, for the periods indicated, our ratios of: (1) earnings to fixed charges before interest credited on investment products and (2) earnings to fixed charges.

		For the nine months
		ended September 30,		For the year ended December 31,
		2012	2011	2011	2010	2009	2008	2007(1)
		(in millions)
1.	Income from continuing operations before income taxes	$693.5	$722.8	$893.1	$785.7	$645.1	$418.1	$1,072.4
2.	Interest expense	94.5	94.9	140.5	122.9	118.0	110.3	115.3
3.	Interest factor of rental expense	4.5	4.8	6.1	6.4	6.7	8.8	12.3
4.	Undistributed income from equity investees	(71.7)	(72.1)	(116.0)	(83.4)	(68.7)	(18.8)	(71.6)
5.	Earnings before interest credited on investment products	720.8	750.4	923.7	831.6	701.1	518.4	1,128.4
6.	Interest credited on investment products	277.8	336.0	442.4	579.2	725.3	993.5	988.3
7.	Earnings	$998.6	$1,086.4	$1,366.1	$1,410.8	$1,426.4	$1,511.9	$2,116.7

8.	Interest expense	$94.5	$94.9	$140.5	$122.9	$118.0	$110.3	$115.3
9.	Interest factor of rental expense	4.5	4.8	6.1	6.4	6.7	8.8	12.3
10.	Preferred stock dividends by registrant	24.7	24.7	33.0	33.0	33.0	33.0	33.0
11.	Fixed charges before interest credited on investment products	123.7	124.4	179.6	162.3	157.7	152.1	160.6
12.	Interest credited on investment products	277.8	336.0	442.4	579.2	725.3	993.5	988.3
13.	Fixed charges	$401.5	$460.4	$622.0	$741.5	$883.0	$1,145.6	$1,148.9

14.	Ratio of earnings to fixed charges before interest credited on investment products (Line item 5/Line item 11)	5.8	6.0	5.1	5.1	4.4	3.4	7.0

15.	Ratio of earnings to fixed charges (Line item 7/Line item 13)	2.5	2.4	2.2	1.9	1.6	1.3	1.8

(1)          2007 information was not retrospectively recasted to reflect the DPAC Guidance and the Reinsurance Accounting Change.

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